Form 10-K, Exhibit 13
period 1997-12-31
VIRGINIA BEACH FEDERAL FINANCIAL CORP
filed 1998-03-27
CIK 847260

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Five-Year Financial Summary
Virginia Beach Federal Financial Corporation


                                                                                  At December 31,
                                                      -----------------------------------------------------------------------
                                                           1997          1996          1995          1994           1993
(Dollars in thousands, except per share data)         -----------------------------------------------------------------------

Selected Financial Condition Data
Total assets                                            $ 616,188     $ 606,138     $ 698,962     $719,325       $682,017
Loans held-for-investment, net                            454,477       445,055       433,562      424,435        387,171
Loans held-for-sale                                         8,356         4,785        14,020        8,341         43,733
Mortgage-backed and related securities                    111,006       106,549       137,779      215,470        176,463
Investment securities                                      19,413        27,796        26,917       38,838         43,917
Securities purchased under agreement to resell                 --            --        55,000           --             --
Deposits                                                  407,443       423,389       492,971      505,070        472,728
Borrowings                                                160,117       138,125       158,010      170,510        155,872
Stockholders' equity                                       44,149        40,827        41,032       36,885         41,514


                                                                              Year ended December 31,
                                                      ------------------------------------------------------------------------
Selected Statement of Operations Data                        1997          1996          1995         1994           1993
                                                      -----------------------------------------------------------------------
Interest income                                         $  48,599     $  48,345     $  52,286     $ 48,733       $ 47,267
Interest expense                                           29,637        31,629        37,272       35,664         35,784
                                                      -----------------------------------------------------------------------
Net interest income                                        18,962        16,716        15,014       13,069         11,483
Provision for loan losses                                     225           150           175          275            600
                                                      -----------------------------------------------------------------------
Net interest income after provision for loan losses        18,737        16,566        14,839       12,794         10,883
Other income                                                3,901         3,254         5,218        4,608          5,743
Other expense                                              15,981        18,929        18,250       18,661         16,433
                                                      -----------------------------------------------------------------------
Income (loss) before income taxes and cumulative
 effect of accounting change                                6,657           891         1,807       (1,259)           193
Provision (benefit) for income taxes                        2,554           322           641         (688)          (259)
Income (loss) before cumulative effect of
 accounting change                                          4,103           569         1,166         (571)           452
Cumulative effect of change in method of
 accounting for income taxes                                   --            --            --           --            700
Net income (loss)                                       $   4,103     $     569     $   1,166     $   (571)      $  1,152
Earnings per share, basic                               $    0.82     $    0.11     $    0.24     $  (0.12)     $    0.23(a)
Earnings per share, diluted                             $    0.81     $    0.11     $    0.24     $  (0.12)     $    0.23(a)


                                                                       At or for the year ended December 31,
                                                      ------------------------------------------------------------------------
Selected Financial Ratios and Other Data                     1997          1996          1995         1994           1993
                                                      -----------------------------------------------------------------------
Return on average assets                                    0.67%         0.09%         0.17%      (  0.08%)         0.17%
Return on average stockholders' equity                      9.82          1.39          2.99       (  1.47)          2.77
Average stockholders' equity to average assets              6.87          6.60          5.59          5.42           6.06
Book value per share                                    $   8.86      $   8.21      $   8.28      $   7.50      $    8.48
Dividend payout ratio                                         25%          145%           67%           --             70%
Number of deposit accounts                                28,998        28,140        25,885        24,374         30,635
Banking offices                                               14            15            12             9              8

(a) Basic and diluted earnings per share for 1993 include $0.14 related to the cumulative effect of a change in the method of accounting for income taxes.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations


The discussion which follows describes the financial condition and results of operations of Virginia Beach Federal Financial Corporation (the Company) and its subsidiary First Coastal Bank, (the Bank, formerly Virginia Beach Federal Savings Bank) and should be read in conjunction with the accompanying Consolidated Financial Statements.

FIRST COASTAL BANK
During 1997, the Company changed the name of its subsidiary bank to First Coastal Bank from Virginia Beach Federal Savings Bank. The new name reflects the current and future intent of the Company to offer a full range of commercial banking products and services throughout its market area, generally known as Hampton Roads.

ASSET COMPOSITION AND LOAN PRODUCTION
The Company's total assets were $616.2 million at December 31, 1997, a $10.1 million increase from December 31, 1996. Also at December 31, 1997, loans receivable held-for-investment were $454.5 million, or 74% of total assets, representing a $9.4 million increase during 1997. Management believes that one of the Company's significant strengths lies with its loan originating capabilities and expects that loan portfolio growth will continue in all categories of loans with the possible exception of 1-4 family residential loans as described further below. During 1997, gross loans receivable excluding 1-4 family residential loans grew by $25.7 million or 17% and management's efforts are focused on these categories of loans for future loan growth. For more information on loans receivable refer to Note 5 to the accompanying Consolidated Financial Statements.

1-4 family residential lending is performed by the Company through the Bank and its wholly-owned subsidiary First Coastal Mortgage Corp. During both 1997 and 1996 the Company originated approximately $118 million in 1-4 family residential loans. Generally, the Bank retains the shorter term and variable rate loans for its portfolio and sells the remainder in the secondary market. During 1997 and 1996, the Company retained approximately $31.3 million and $46.9 million, respectively, for its portfolio. The decrease is attributable to a combination of lower interest rates and a flattening of the yield curve that occurred throughout 1997. These factors tend to shift the mix of loan originations away from the Bank's shorter term and variable rate portfolio products and towards longer term and fixed rate products which the Bank sells into the secondary market. These same interest rate factors also cause an increase in the prepayments of the Bank's existing shorter term and variable rate loans as borrowers seeking to lower their borrowing costs refinance their loans into long term loans with lower fixed rates. As a result of this activity, repayments and prepayments of the Bank's 1-4 family residential loans exceeded new loans added to the portfolio by $16.6 million. If this trend continues, the Company may experience further net decreases in its 1-4 family residential loans receivable. At year end 1997, the Company was experiencing an increase in loan originations due to borrower refinancing activity, thus producing the $3.6 million increase in loans receivable available-for-sale compared to year-end 1996 when loan originations were at their usual seasonal lows.

Throughout 1997 and 1996 the Bank's secondary marketing sales were on a servicing released basis and, accordingly, there was no capitalization of loan servicing rights because none were retained. Prior to 1996, the Company retained loan servicing rights and, while it no longer does so, purchased loan servicing rights either outright or as a by-product of its correspondent mortgage banking activities. At year-end 1997, the Company serviced $187.0 million in loans for which no cost has been capitalized, and serviced $32.8 million in loans with $288,000 of remaining cost to acquire such servicing. For more information regarding loans serviced for others, please refer to Note 5 to the accompanying Consolidated Financial Statements. In the future, the Company may retain loan servicing rights on loans sold to Freddie Mac, Fannie Mae and Ginnie Mae in part because of the fee income such servicing provides, but also because of the continuing contact the Company will have with the customer, thus facilitating the Bank's efforts to sell these customers additional banking products and services.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations


INVESTMENTS
Investment securities and mortgage-backed and related securities totalled $130.4 million at December 31, 1997 or 21.2% of total assets compared to $134.3 million at December 31, 1996. The Company maintains a portfolio of investments in order to enhance its return on shareholders' equity. These securities typically have average lives at purchase date of less than five years, or are variable rate, and are purchased with the intent of producing a superior total return for the Company over a reasonable period of time and over a range of interest rate scenarios. For more information regarding the securities portfolios, please refer to Note 3 and Note 4 to the accompanying Consolidated Financial Statements.

NONPERFORMING ASSETS
The Company's nonperforming assets were $8.6 million or 1.4% of total assets at December 31, 1997 compared to $6.2 million at December 31, 1996. The increase during the year is largely attributable to impaired loans which increased to $1.8 million at December 31, 1997 from $0.1 million at December 31, 1996. For more information regarding the Company's nonperforming loans, impaired loans, and foreclosed real estate, please refer to Note 5 and Note 6 to the accompanying Consolidated Financial Statements.

DEPOSITS AND BORROWINGS
The deposits of the Company were $407.4 million or 66% of total liabilities and stockholders' equity at December 31, 1997 compared to $423.4 million at December 31, 1996, a decrease of $16.0 million. During 1997, brokered deposits decreased by $33.4 million. Thus, non-brokered retail deposits increased by $17.4 million or 5.2% during 1997. This retail deposit growth during 1997 occurred due to the growth in deposits in the Bank's newer branches, successful products introduced throughout the year, and a continuing emphasis on generating deposit relationships as an integral part of the Company's lending activities, particularly commercial small business lending. Please refer to Note 9 to the accompanying Notes to Consolidated Financial Statements for additional information regarding the Company's deposits.

The Company also borrows from the Federal Home Loan Bank of Atlanta (FHLB) and through the use of repurchase agreements with retail customers or broker/dealers. Please refer to Note 10 and Note 11 to the accompanying Consolidated Financial Statements for more information regarding non-deposit borrowings.

LIQUIDITY AND CAPITAL RESOURCES
Management of the Company views liquidity as the ability to fund its daily activities and asset balances in an efficient and cost effective manner. Daily activities are primarily focused on deposit account balance fluctuations, primarily transaction accounts, which the Company manages with cash on hand or through short term overnight advances from the Federal Home Loan Bank. Deposits are used to fund the majority of the Company's assets, although retail non-brokered deposits comprise only 58% of total assets.

Federal Home Loan Bank advances funded 23.2% of the Company's assets at December 31, 1997. Management of the Company believes that the FHLB will endeavor to keep a member's borrowings below 30% of total assets or an amount supported by eligible collateral, whichever is less. At year end 1997, these constraints imposed a limit of approximately $42.0 million in additional advances from the Federal Home Loan Bank.

Brokered CD's are an additional source of liquidity for the Company, although their interest cost is generally higher than the cost of both retail time deposits and advances from the Federal Home Loan Bank. The Company presently has arrangements with several issuers of brokered CD's. Management estimates that it has the ability to issue at least

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations

$150 million in brokered CD's compared to the $52.9 million or 8.6% of total assets presently outstanding. However, the unconditional issuance of brokered CD's is dependent upon the Bank maintaining a "well capitalized" status under federal regulations.

The Office of Thrift Supervision (the OTS) establishes the minimum liquidity requirements for savings associations. Regulations provide, in part, that the Bank must maintain daily average balances of liquid assets in excess of a certain percentage (presently 4%) of net withdrawable deposits and short-term borrowings. The Bank met its liquidity requirements throughout 1997 and expects to continue to meet these requirements in the future.

The OTS also sets the minimum capital requirements for savings banks. At December 31, 1997, the Bank exceeded all of the minimum capital requirements.

The Bank's core and risk-based capital ratios increased to 7.0% and 12.6%, respectively, at December 31, 1997 from 6.6% and 12.5%, respectively, at December 31, 1996 largely because of growth in the Bank's regulatory capital without a corresponding increase in assets. Please refer to Note 15 to the accompanying Consolidated Financial Statements for more information regarding the Bank's regulatory capital at December 31, 1997.

IMPACT OF INFLATION AND CHANGING PRICES
The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial condition and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most commercial and industrial companies, virtually all of the assets and liabilities of a financial institution, such as the Bank, are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

ASSET/LIABILITY MANAGEMENT
The Bank has established an Asset/Liability Management Committee (ALCO) for the purpose of monitoring and managing market risk, which is defined as the risk of loss arising from changes in market rates and prices.

The type of market risk which most affects the Company's financial instruments is interest rate risk, which is best quantified by measuring the change in net interest income that would occur under specific changes in interest rates. Substantially all of the Bank's interest bearing assets and liabilities are exposed to interest rate risk.

Because the Company's bank subsidiary is a savings bank and is regulated by the OTS, it has policies and procedures in place for measuring interest rate risk pursuant to OTS Bulletin TB-13, among others. These policies and procedures stipulate acceptable levels of interest rate risk as measured by the change in the market value of portfolio equity (MVPE) and the change in net interest income (NII) over a one year horizon. The OTS performs its own calculation of MVPE based on input received from the Bank, and the Bank compares its calculations to those of OTS pursuant to the requirement of TB-13 to do so.

In order to measure interest rate risk, the Company uses computer programs which enable it to simulate the changes that will occur to the Bank's NII over nine interest rate scenarios which are developed by "shocking" interest rates (i.e. moving them immediately and permanently) 400 basis points up and down in 100 basis point increments, from the current level of interest rates. In addition to the level of interest rates, the most critical assumption regarding the estimated amount of the Bank's NII is the expected prepayment speed of the 1-4 family residential loans which comprise approximately 45% of the Company's total assets. For this prepayment speed assumption the Company uses median expected prepayment speeds which are obtained from a reliable third party source. The Company also incorporates into its simulations the effects of the interest rate caps and interest rate floors which are part of the majority of the Bank's variable rate loans. The Company performs its measurements quarterly.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The Company uses its business planning forecast as the basis for its interest rate risk measurement simulations. Therefore, planned business activities are incorporated into the measurement horizon. Such activities include assumptions about new loan and deposit volumes, the pricing of loan and deposit products, and other assumptions about future activities which may or may not be realized. In order to quantify the Company's NII exposure, the Company focuses on the simulations of net interest income in the up 200 basis points and down 200 basis points scenarios. At December 31, 1997 these rate scenarios represented approximately a 35% change in the level of interest rates. Since these rate changes are assumed to be immediate and permanent, management considers them to cover any reasonably foreseeable one year interest rate scenario. ALCO evaluates the simulation results and makes adjustments to the Bank's planned activities if in its view there is a need to do so. At December 31, 1997, the change in net interest income over a one year horizon using these methodologies was no more than a $556,000 decrease in expected net interest income under the scenario that produced the decrease. This volatility was within the Bank's policy guidelines. These measurements, however, are highly subjective in nature and are not intended to be a prediction of the Company's net interest income under any rate scenario for the year 1998 or for any other period.

RESULTS OF OPERATIONS
The operating results of the Company depend, to a great degree, on its net interest income, which is the difference between interest income on interest earning assets, primarily loans, mortgage-backed and related securities and investment securities, and interest expense on interest bearing liabilities, primarily deposits and borrowings. The Company's net income is also affected by the level of its other income, other expenses and provisions for losses on loans and foreclosed real estate.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations

NET INTEREST INCOME
The following table sets forth the weighted average yields earned on the Company's assets, the weighted average interest rates paid on the Company's liabilities, and the net yield on average interest earning assets for the periods indicated. Average balances are determined on a daily basis and nonperforming loans are included in the average loan amount (dollars in thousands).


                                       1997                              1996                              1995
                         -----------------------------------------------------------------------------------------------------
                           Average                Yield/     Average                Yield/     Average                Yield/
                           Balance    Interest     Cost      Balance    Interest     Cost      Balance    Interest     Cost
                         -----------------------------------------------------------------------------------------------------
Assets
Loans                     $463,380    $40,037       8.64%   $436,778    $37,590       8.61%   $444,660    $37,288       8.39%
Mortgage-backed and
 related securities         99,990      6,898       6.90%    122,140      8,232       6.74%    190,617     12,559       6.59%
Investment securities
 and other earning
 assets                     26,754      1,664       6.22%     41,432      2,523       6.09%     39,189      2,439       6.23%
                          --------    -------               --------    -------               --------    -------
 Total earning assets      590,124     48,599       8.24%    600,350     48,345       8.05%    674,466     52,286       7.75%
                                      -------                           -------                           -------
Non-earning assets          17,800                            16,684                            21,653
                          --------                          --------                          --------
 Total assets             $607,924                           617,034                          $696,119
                          ========                          ========                          ========
Liabilities
Time deposits              275,040     15,866       5.77%    343,699     20,464       5.95%   $410,082     24,095       5.87%
Interest bearing
 demand and other
 deposits                  104,891      3,862       3.68%     91,596      3,433       3.75%     85,684      3,405       3.97%
FHLB advances              148,529      9,148       6.16%    118,329      7,567       6.40%    137,372      9,137       6.66%
Other borrowings            13,535        761       5.62%      3,000        165       5.52%     10,545        635       6.02%
                          --------    -------       ----    --------    -------       ----    --------    -------       ----
 Total interest bearing
  liabilities              541,995     29,637       5.47%    556,624     31,629       5.68%    643,683     37,272       5.79%
                                      -------                           -------                           -------
Non-interest bearing
 liabilities                24,160                            19,673                            13,488
                          --------                          --------                          --------
 Total liabilities         566,155                           576,297                           657,171
Stockholders' equity        41,769                            40,737                            38,948
                          --------                          --------                          --------
 Total liabilities and
  stockholders'
  equity                  $607,924                          $617,034                          $696,119
                          ========                          ========                          ========
Net interest income                   $18,962                           $16,716                           $15,014
                                      =======                           =======                           =======
Interest rate spread                                2.77%                             2.37%                             1.96%
                                                    ====                              ====                              ====
Net yield on interest
 earning assets                                     3.21%                             2.78%                             2.23%
                                                    ====                              ====                              ====

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The following table presents, for the periods indicated, the change in interest income and interest expense (in thousands) attributed to (i) changes in volume (changes in the daily weighted average balance of the total interest earning asset and interest bearing liability portfolios multiplied by the prior year rate), and (ii) changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately based on the absolute values of changes due to volume and changes due to rate.


                                                    1997 vs. 1996                            1996 vs. 1995
                                             Increase (Decrease) Due to               Increase (Decrease) Due to
                                           Volume        Rate         Net          Volume         Rate          Net
                                         -----------------------------------------------------------------------------
Interest income
Loans (1)                                $    774      $  339      $  1,113       $ (5,277)     $1,252       $ (4,025)
Investment securities                        (912)         53          (859)           137         (53)            84
                                         -----------------------------------------------------------------------------
Total change in interest income              (138)        392           254         (5,140)      1,199         (3,941)
                                         -----------------------------------------------------------------------------
Interest expense
Deposits                                   (3,488)       (681)       (4,169)        (3,721)        118         (3,603)
FHLB advances and borrowings                2,462        (285)        2,177         (1,649)       (391)        (2,040)
                                         -----------------------------------------------------------------------------
Total change in interest expense           (1,026)       (966)       (1,992)        (5,370)       (273)        (5,643)
                                         -----------------------------------------------------------------------------
Total change in net interest income      $    888      $1,358      $  2,246       $    230      $1,472       $  1,702
                                         =============================================================================

(1) Includes mortgage-backed and related securities.

Net interest income increased by $2.2 million or 13% to $19.0 million during 1997 compared with 1996. Interest income increased by $0.3 million due to the shift in earning asset mix away from lower yielding investment securities and into higher yielding loans and mortgage-backed securities. Further enhancing interest income was a shift in loan mix away from the lowest yielding 1-4 family residential loans, and toward higher yielding loan types such as commercial and construction. Interest expense decreased by $2.0 million due to several factors: interest rates generally decreased throughout the year; there was a shift in mix away from higher cost brokered time deposits, and toward lower cost FHLB advances and non-interest bearing deposits; and the Company's attempts to lower interest cost by pricing time deposits as conservatively as market conditions and liquidity concerns would permit.

Net interest income increased by 11% to $16.7 million during 1996 compared with 1995. The increase was caused in part by an increase in the ratio of earning assets as a percent of interest bearing liabilities, which occurred because of a decrease in non-performing and other non-earning assets, and an increase in non-interest bearing demand deposits. In addition, a large amount of adjustable rate loans repriced upward during the year, contributing to the $1.3 million rate variance attributable to loans. Net interest income also improved during 1996 due to the successful efforts of the Bank's management to control the interest cost of its retail deposits during a period in which interest rates rose by amounts ranging from 10 to 80 basis points, while still maintaining acceptable levels of such deposits.

PROVISIONS FOR LOSSES ON LOANS RECEIVABLE AND FORECLOSED REAL ESTATE
The Bank maintains, and the Board of Directors monitors, allowances for possible losses on loans receivable and foreclosed real estate. These allowances are established based upon management's review of individually significant loans and collateral, delinquent loans, historical trends, individual borrowers, and other factors which management deems important. In addition, general reserves are established to provide for unidentified losses which may exist in the loans receivable portfolio. Determining the appropriate reserve level involves a high degree of management judgment and is based upon historical and projected losses in the loans receivable portfolio and the collateral value of specifically identified problem loans. Further, reserve methodologies are subject to periodic review and refinement in response to

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations

market  conditions,   actual  loss  experience  and  management's  expectations.
Accordingly, there can be no assurance that reserve levels will be adequate to cover future losses that may actually occur.

The provision for losses on loans receivable was $225,000 during 1997 compared with $150,000 and $175,000 during 1996 and 1995, respectively. Net charges to the loan reserves were $318,000 during 1997. Net recoveries of $272,000 during 1996 and $535,000 during 1995 were added to the allowance during these years. Based on the Company's current underwriting and credit review policies and procedures, the continued reduction in the Bank's purchased and out of area loans and the low level of cumulative net charges to the allowance over the past two years, it is management's belief that provisions and reserves related to loans receivable are at adequate levels although no assurance can be given that additions to the allowance will not be necessary. Please refer to Note 5 to the accompanying Consolidated Financial Statements.

The provision for losses on foreclosed real estate was $100,000 during 1997 compared with $484,000 and $200,000 during 1996 and 1995, respectively. The provision during 1996 was largely related to an increased effort during 1996 to sell two particular properties. Such efforts were successful and the properties were sold during 1996, producing the majority of the charge to the allowance of $1.8 million. At year end 1997, there remains only one significant foreclosed real estate property, and the reserves of $335,000 at December 31, 1997 are in management's judgment adequate to absorb the losses which may eventually be sustained on the sales of foreclosed real estate. Please refer to Note 6 to the accompanying Consolidated Financial Statements.

OTHER INCOME

1997 Versus 1996
The Company's other income increased by $647,000 or 20% to $3.9 million during 1997 compared to 1996. Retail banking fees increased by $646,000 due to the imposition during April 1997 of ATM surcharge fees (i.e. fees paid by non-customers of the Bank using Bank-owned ATM's), an increase in the number of ATM's producing both surcharge revenue and foreign usage revenue, and an increase in charges on deposit accounts (e.g. NSF charges on commercial demand deposit accounts) due, in turn, to an increase in the number of such accounts.

1996 Versus 1995

The Company's other income for 1996 decreased by $2.0 million compared with 1995. Gains on sales of loans decreased by $2.0 million to $1.1 million during 1996, consistent with the decrease in loans sold to correspondents from $236 million during 1995 to $84 million during 1996. In addition, income from other miscellaneous sources decreased by $381,000, also due to the decreased level of mortgage lending activity. Offsetting these decreases was an increase of $251,000 in retail banking fees which is consistent with the growth in the Company's retail banking activities.

OTHER EXPENSE

1997 Versus 1996
The Company's other expenses decreased by $2.9 million during 1997 compared with 1996. During 1996, the Federal Deposit Insurance Corporation (FDIC) imposed a one-time special assessment on all members, including the Bank, whose deposits were insured by the Savings Association Insurance Fund (SAIF). The purpose was to recapitalize the SAIF, and the Company's portion of this assessment was $3.3 million. In addition, the FDIC lowered the deposit insurance premium rates for 1997 for most members, including the Bank, by 16.6 basis points. These actions by the FDIC, combined with a lower deposit insurance base during 1997 compared to 1996, caused the Company's deposit insurance to decrease by $4.2 million during 1997 compared to 1996.

Absent the deposit insurance reduction noted above, the Company's other expenses increased by $1.3 million during 1997 compared to 1996. Salaries and employee benefits increased by $1.3 million and other expenses increased by

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations

$0.3 million due to the expansion of the Company's lending and retail banking activities during 1996 and 1997. At the end of 1995 the Company had 57 personnel assigned to the lending areas of the Bank, 95 personnel assigned to retail banking areas, 11 branches (including supermarket branches) open, and 17 ATM's installed. At the end of 1997 the Company had 79 lending and 125 retail banking personnel, and operated 14 branches and 32 ATM's. The increase in expenses is consistent with these franchise-building activities of the Bank.

1996 Versus 1995

The Company's other expenses during 1996 included the SAIF assessment of $3.3 million which is described above. Excluding the SAIF charge, other expenses would have been $15.6 million during 1996 compared with $18.2 million during 1995. The decrease of $2.6 million during 1996 is mainly associated with the production, overhead and infrastructure expenses incurred throughout 1995 related to the Company's five loan production offices which were sold during the fourth quarter of 1995.

INCOME TAXES
The Company's effective tax rate for 1997 was 38.4% compared with 36.1% during 1996 and 35.5% during 1995. Please refer to Note 12 to the accompanying Consolidated Financial Statements for additional information regarding the Company's income taxes.

On August 20, 1996, President Clinton signed into law the Small Business Job Protection Act of 1996. This bill, among other things, equalizes the taxation of thrifts and banks. For tax years up through 1995, thrifts had been able to deduct a portion of their bad-debt reserves set aside to cover potential loan losses ("bad-debt reserves"). Under the bill, large thrifts must change to the specific charge-off method for computing their bad debt deduction for 1996 and future years. Furthermore, the bill repeals current law mandating recapture of thrifts' bad debt reserves if they convert to banks. Bad debt reserves set aside through 1987 generally will not be taxed, however, any reserves added since January 1, 1988, will be taxed over a six year period beginning in 1997. Institutions can delay these taxes for two years if they meet a residential-lending test. This legislation is not expected to have a material adverse effect on the financial condition or results of operations of the Company taken as a whole.

IMPACT OF FUTURE ACCOUNTING PRONOUNCEMENTS
The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," which will be effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and presentation of comprehensive income and its components (revenues,expenses, gains and losses) within the Company's consolidated financial statements. Generally, comprehensive income includes net income along with other transactions not typically recorded as a component of net income, including changes in unrealized gains and losses on securities available for sale. The provisions of this statement are effective with 1998 interim reporting. The disclosure requirements will have no impact on financial position or results of operations of the Company.

The FASB has also issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for determining a company's operating segments and the type and level of financial information to be disclosed in both annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 will be effective for financial statements for fiscal years beginning after December 15, 1997. However, SFAS 131 is not required to be applied for interim reporting in the initial year of application.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Management's Discussion and Analysis of
Financial Condition and Results of Operations

YEAR 2000
During 1997 the Company instituted a comprehensive set of procedures and timetables to address and resolve issues surrounding what is commonly known as the "year 2000 problem" which is related to computer-based business applications and the potential for such applications to fail to recognize the year 2000 and beyond and thus to fail to operate properly. These procedures and timetables generally provide for identification of all potentially problematic software applications by year end 1997, the development of a plan for modifying problematic applications and the commencement of such modifications by mid-1998, the completion of modifications and commencement of testing by year end 1998, and the completion of testing and software modifications by mid-1999.


Nearly all of the computer-based applications which are used by the Company and which are the object of year 2000 concerns are either purchased software applications, such as general ledger and loan application processing systems run in-house, or are related to outsourced data processing activities such as deposit account transaction processing and loan servicing. In most cases the software vendor or outsourced processors will be required to adapt their respective software and systems to be year 2000 compliant. Because the Company has historically dealt only with vendors with large customer bases, the Company believes that it is not at substantially greater risk because of this loss of direct control over year 2000 remediation activities of these vendors. Nevertheless, the Company is overseeing the activities of such vendors to the extent that it can, as if such activities were the Company's own.

The Company generally expects to carry out its year 2000 activities with its human resources presently on hand. The impact of year 2000 expenditures is not expected to have a material impact on the Company's results of operations, liquidity and capital resources.

FORWARD-LOOKING STATEMENTS
A number of matters and subject areas discussed in this Annual Report that are not historical or current facts involve potential future circumstances and developments. These include expected future financial results, liquidity needs, management's or the Company's expectations and beliefs and similar matters discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations or elsewhere in this Annual Report. The discussions of such matters and subject areas are qualified by the inherent risk and uncertainties surrounding future expectations generally, and also may materially differ from the Company's actual future experience.

The Company's business, operations and financial performance are subject to certain risks and uncertainties which could result in material differences in actual results from management's or the Company's current expectations. These risks and uncertainties include, but are not limited to, general economic conditions, market interest rate levels, demand for the Company's products and services and costs of operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Report of Independent Auditors
Virginia Beach Federal Financial Corporation



To the Board of Directors and Stockholders of Virginia Beach Federal Financial Corporation


We have audited the accompanying consolidated statement of financial condition of Virginia Beach Federal Financial Corporation and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Beach Federal Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                   /s/ KPMG Peat Marwick LLP



Richmond, Virginia
January 30, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Consolidated Statement of Financial Condition
Virginia Beach Federal Financial Corporation



                                                                                                December 31,
                                                                                          -------------------------
                                                                                              1997          1996
(Dollars in thousands, except share data)                                                 -------------------------
Assets
Cash and amounts due from banks                                                            $  7,236      $  3,059
Federal funds sold and interest bearing deposits                                                194         4,276
Investment securities
 Held-to-maturity (approximate fair value $10,786 in 1997 and $14,687 in 1996)               11,006        14,943
 Available-for-sale                                                                           8,407        12,853
Mortgage-backed and related securities
 Held-to-maturity (approximate fair value $23,780 in 1997 and $28,849 in 1996)               24,369        29,764
 Available-for-sale                                                                          86,637        76,785
Loans receivable, net
 Held-for-investment                                                                        454,477       445,055
 Held-for-sale                                                                                8,356         4,785
Foreclosed real estate, net                                                                   2,382         2,047
Accrued income receivable, net                                                                4,414         4,289
Property and equipment, net                                                                   6,888         5,642
Other assets                                                                                  1,822         2,640
                                                                                          -------------------------
                                                                                           $616,188      $606,138
                                                                                          =========================
Liabilities and Stockholders' Equity
Liabilities
 Deposits                                                                                  $407,443      $423,389
 Advances from the Federal Home Loan Bank                                                   143,084       133,110
 Securities sold under agreements to repurchase                                              17,033         5,015
 Advance payments by borrowers for taxes and insurance                                          906           966
 Other liabilities                                                                            3,573         2,831
                                                                                          -------------------------
                                                                                            572,039       565,311
                                                                                          -------------------------
Stockholders' equity
 Serial preferred stock, 5,000,000 shares authorized, no shares issued or outstanding            --            --
 Common stock, $.01 par value, 10,000,000 shares authorized; issued and outstanding
  4,980,611 shares in 1997 and 4,970,307 shares in 1996                                          50            50
 Capital in excess of par value                                                               9,465         9,336
 Unrealized gain (loss) on available-for-sale securities, net of tax                             46           (39)
 Retained earnings -  substantially restricted                                               34,588        31,480
                                                                                          -------------------------
                                                                                             44,149        40,827
                                                                                          -------------------------

Commitments and contingencies                                                             -------------------------
                                                                                           $616,188      $606,138
                                                                                          =========================

The notes to consolidated financial statements are an integral part of this statement

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Consolidated Statement of Operations
Virginia Beach Federal Financial Corporation



                                                                  Year ended December 31,
                                                           --------------------------------------
                                                             1997           1996           1995
(Dollars in thousands, except per share data)              --------------------------------------
Interest and fees on loans                                 $ 40,037       $ 37,590       $ 37,288
Interest on mortgage-backed and related securities            6,898          8,232         12,559
Other interest and dividend income                            1,664          2,523          2,439
                                                           --------------------------------------
Total interest income                                        48,599         48,345         52,286
                                                           --------------------------------------
Interest on deposits                                         19,728         23,897         27,500
Interest on advances from the Federal Home Loan Bank          9,148          7,567          9,137
Interest on repurchase agreements                               761            165            635
                                                           --------------------------------------
Total interest expense                                       29,637         31,629         37,272
                                                           --------------------------------------
Net interest income                                          18,962         16,716         15,014
Provision for loan losses                                       225            150            175
                                                           --------------------------------------
Net interest income after provision for loan losses          18,737         16,566         14,839
                                                           --------------------------------------
OTHER INCOME
 Gain on sales of securities available-for-sale                  15             --            103
 Gain on sales of loans                                       1,258          1,132          3,166
 Gain on sales of foreclosed real estate                         60            181             94
 Retail banking fees                                          1,496            850            599
 Mortgage loan servicing fees                                   687            726            641
 Other                                                          385            365            615
                                                           --------------------------------------
                                                              3,901          3,254          5,218
                                                           --------------------------------------
OTHER EXPENSES
 Salaries and employee benefits                               7,904          6,564          8,500
 Net occupancy expense                                        3,103          3,078          3,388
 Provision for losses on foreclosed real estate                 100            484            200
 Other net expense of foreclosed real estate                     97            126            202
 Federal deposit insurance premiums                             333          4,514          1,314
 Other                                                        4,444          4,163          4,646
                                                           --------------------------------------
                                                             15,981         18,929         18,250
                                                           --------------------------------------
Income before income taxes                                    6,657            891          1,807
Provision for income taxes                                    2,554            322            641
                                                           --------------------------------------
Net income                                                 $  4,103       $    569       $  1,166
                                                           ======================================
Earnings per share, basic                                  $   0.82       $   0.11       $   0.24
Earnings per share, diluted                                $   0.81       $   0.11       $   0.24

The notes to consolidated financial statements are an integral part of this statement

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Consolidated Statement of Cash Flows
Virginia Beach Federal Financial Corporation



                                                                                December 31,
                                                                 ------------------------------------------
                                                                     1997            1996            1995
(Dollars in thousands)                                           ------------------------------------------
Cash flows from operating activities
 Net income                                                      $    4,103      $      569      $    1,166
 Adjustments to reconcile net income to net cash provided by operating activities
  Provision for loan losses                                             225             150             175
  Provision for losses on foreclosed real estate                        100             484             200
  Depreciation                                                        1,155           1,131           1,041
  Amortization of loan discounts, premiums and fees, net               (794)         (1,090)         (1,001)
  Amortization of other discounts and premiums, net                  (1,395)            379             896
  Gain on sales of securities available-for-sale                        (15)             --            (103)
  Gain on sales of foreclosed real estate                               (60)           (181)            (94)
  Gain on sales of loans                                             (1,258)         (1,132)         (3,166)
  Loss on sales of property and equipment                                --              --              59
  Acquisition of loans held-for-sale                               (117,790)       (118,488)       (216,770)
  Proceeds from sales of loans held-for-sale                        115,477         128,855         214,257
  Decrease (increase) in accrued income receivable                     (125)            257             327
  Decrease in other assets                                              773           4,671           4,032
  Increase (decrease) in other liabilities                              742          (2,906)            343
                                                                 ------------------------------------------
   Net cash provided by operating activities                          1,138          12,699           1,362
                                                                 ------------------------------------------
Cash flows from investing activities
 Net increase in loans receivable                                   (11,097)        (11,869)        (11,950)
 Principal payments received on mortgage-backed and related
  securities                                                         28,972          31,161          29,680
 Proceeds from maturities of investment securities                    9,122           9,000          15,038
 Proceeds from sales of
  Securities purchased under agreements to resell                        --          55,000              --
  Investment securities available-for-sale                            2,015              --              --
  Mortgage-backed and related securities available-for-sale              --              --          52,407
  Foreclosed real estate                                              2,005           4,795           5,929
  Property and equipment                                                 --               8             288
 Purchases of
  Securities purchased under agreement to resell                         --              --         (55,000)
  Investment securities held-to-maturity                                 --          (8,000)         (3,000)
  Investment securities available-for-sale                           (2,684)         (2,000)             --
  Mortgage-backed and related securities available-for-sale         (31,959)             --              --
  Property and equipment                                             (2,401)         (1,466)         (1,546)
  Improvements to foreclosed real estate                               (136)            (62)         (1,325)
                                                                 ------------------------------------------
   Net cash provided by (used for) investing activities              (6,163)         76,567          30,521
                                                                 ------------------------------------------

                                                                    (continued)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Consolidated Statement of Cash Flows
Virginia Beach Federal Financial Corporation



                                                                                   December 31,
                                                                     -----------------------------------------
                                                                        1997           1996           1995
(Dollars in thousands)                                               -----------------------------------------
Cash flows from financing activities
 Net increase in money market deposit accounts,
  NOW accounts and savings deposits                                      31,509          8,775         10,134
 Net decrease in time deposits                                          (47,455)       (78,358)       (22,233)
 Proceeds from advances from the Federal Home Loan Bank                 232,700        359,000        427,000
 Payments on advances from the Federal Home Loan Bank                  (222,726)      (383,900)      (425,000)
 Net increase (decrease) in securities sold under agreements to
  repurchase                                                             12,018          5,015        (14,500)
 Net decrease in advance payments by borrowers for taxes and
  insurance                                                                 (60)          (286)          (254)
 Proceeds from sale of common stock                                         129             99            269
 Cash dividends paid                                                       (995)          (795)          (789)
                                                                     -----------------------------------------
 Net cash provided by (used for) financing activities                     5,120        (90,450)       (25,373)
                                                                     -----------------------------------------
 Increase (decrease) in cash and cash equivalents                            95         (1,184)         6,510
 Cash and cash equivalents at beginning of year                           7,335          8,519          2,009
                                                                     -----------------------------------------
 Cash and cash equivalents at end of year                            $    7,430     $    7,335     $    8,519
                                                                     =========================================
Cash and cash equivalents includes:
 Cash                                                                $    7,236     $    3,059     $    6,093
 Federal funds sold and interest bearing deposits                           194          4,276          2,426
                                                                     -----------------------------------------
                                                                     $    7,430     $    7,335     $    8,519
                                                                     =========================================
Supplemental cash flow information
 Interest paid on deposits, advances and other borrowings            $   30,151     $   32,930     $   37,155
 Income taxes paid                                                        1,995          1,606          1,327
Schedule of noncash investing and financing activities
 Real estate acquired in settlement of loans, net of allowances      $    2,244     $      312     $    3,649

The notes to consolidated financial statements are an integral part of this statement

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Consolidated Statement of
Stockholders' Equity
Virginia Beach Federal Financial Corporation



                                                                                Unrealized
                                                             Capital in       Gain (Loss) on
(Dollars in thousands,                  Common Stock          Excess of     Available-for-Sale      Retained
                                      Shares      Amount      Par Value         Securities          Earnings       Total
except share data)                 -------------------------------------------------------------------------------------
Balance, December 31, 1994          4,920,651       $49        $8,969            $ (3,462)          $31,329      $36,885
 Net income for 1995                       --        --            --                  --             1,166        1,166
 Sale of common stock to
  employee stock purchase
  plan                                 20,259         1           167                  --                --          168
 Exercise of stock options             16,512        --           101                  --                --          101
 Change in unrealized gain
  (loss) on available-for-sale
  securities, net of tax                   --        --            --               3,501                --        3,501
 Cash dividends paid
  ($0.16 per share)                        --        --            --                  --              (789)        (789)
                                    -------------------------------------------------------------------------------------
Balance, December 31, 1995          4,957,422        50         9,237                  39            31,706       41,032
 Net income for 1996                       --        --            --                  --               569          569
 Sale of common stock to
  employee stock purchase
  plan                                 10,935        --            87                  --                --           87
 Exercise of stock options              1,950        --            12                  --                --           12
 Change in unrealized gain
  (loss) on available-for-sale
  securities, net of tax                   --        --            --                 (78)               --          (78)
 Cash dividends paid
  ($0.16 per share)                        --        --            --                  --              (795)        (795)
                                    -------------------------------------------------------------------------------------
Balance, December 31, 1996          4,970,307        50         9,336                 (39)           31,480       40,827
 Net income for 1997                       --        --            --                  --             4,103        4,103
 Sale of common stock to
  employee stock purchase
  plan                                  6,091        --            78                  --                --           78
 Exercise of stock options                750        --             5                  --                --            5
 Sale of common stock to
  dividend reinvestment plan            3,463        --            46                  --                --           46
 Change in unrealized gain
  (loss) on available-for-sale
  securities, net of tax                   --        --            --                  85                --           85
 Cash dividends paid
  ($0.20 per share)                        --        --            --                  --              (995)        (995)
                                    -------------------------------------------------------------------------------------
Balance, December 31, 1997          4,980,611       $50        $9,465            $     46           $34,588      $44,149
                                    =====================================================================================

The notes to consolidated financial statements are an integral part of this statement

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements include the accounts of Virginia Beach Federal Financial Corporation (the "Company") and its wholly owned subsidiary First Coastal Bank and its wholly-owned subsidiaries. The Company is a unitary thrift holding company with its primary market area and majority of business being in the Hampton Roads region of Virginia. All significant intercompany balances and transactions have been eliminated.

Investments in Debt and Equity Securities

The Company accounts for its investments in debt and equity securities in accordance with Statement of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities." FAS 115 requires that these securities be classified and accounted for according to three categories: held-to-maturity, available-for-sale or trading. The Company does not trade securities. Realized gains and losses on investments in debt and equity securities are determined on a specific cost basis.

Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts using the level yield method. The Company has adequate liquidity and capital, and it is management's intention to hold such assets to maturity.

Available-for-sale securities are carried at fair value based upon market or broker quotations except for Federal Home Loan Bank stock which is carried at par value. Deferred income taxes are provided on any increase or decrease in fair value. Such increase or decrease in fair value, net of deferred income taxes, is reflected as a separate component of stockholders' equity. Amortization of premiums and accretion of discounts are determined using the level yield method.

Lending Activities

The Company originates mortgage loans for its own portfolio or for sale in the secondary market. Loan origination fees and certain direct loan origination costs are deferred. Once originated, mortgage loans are designated as held either for investment or sale. Mortgage loans held-for-investment are stated at unpaid principal balances, less the allowance for loan losses and net of deferred loan origination costs, fees and premiums or discounts. Loan origination fees, net of related direct costs, are amortized into interest income on loans using the level yield method. Mortgage loans held for sale are carried at the lower of cost or market value, determined on an aggregate basis. The Company hedges its interest rate risk on loan commitments and the inventory of mortgage loans held for sale through mandatory and optional delivery forward commitments to permanent investors, or through forward sales of mortgage-backed securities. Hedging gains and losses are deferred and recognized when the related loans are sold.

Allowance for Loan Losses

The allowance for loan losses is maintained at an amount management deems adequate to cover estimated losses inherent in the loan portfolio. In determining the amount to be maintained, management considers the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect borrowers' abilities to repay, the estimated value of underlying collateral and current economic conditions. The Company's actual credit losses may differ from those estimates used to establish the allowance. The allowance for loan losses is increased by charges to earnings and decreased by net charge-offs.

The Company measures the value of impaired loans based either on discounted expected future cash flows, the observable market value of a loan or the fair value of the collateral securing the loan and establishes an allowance for loan losses based on this measurement. The Company includes, as a component of its allowance of loan losses, amounts it deems adequate to cover estimated losses related to impaired loans. Interest income on impaired loans is recognized on a cash basis. Cash received on impaired loans is recorded as interest income or applied as a reduction of principal if in management's opinion the ultimate collectibility of principal is in doubt.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Provision for Uncollected Interest

The Company classifies loans as non-accrual and provides an allowance for uncollected interest when loans become 90 days delinquent or are identified as impaired. The allowance is netted against accrued interest income receivable in the financial statements. Loans are restored to accrual status when the loan is brought current and is judged by management to no longer be impaired.

Foreclosed Real Estate

At the date of foreclosure, real estate is recorded at the lower of the carrying value of the loan or its fair value, provided by independent appraisals, less estimated costs of sale. Costs related to the development of the real estate are capitalized. Costs in excess of estimated fair value of individual properties and net cost related to holding properties are expensed.

Subsequent to foreclosure, valuations are periodically performed by management, and an allowance for losses is established by a charge to earnings if the carrying value of a property exceeds its estimated fair value less estimated costs of sale. Actual losses sustained by the Company may differ from those estimates used to determine the fair value of foreclosed real estate.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Assets are depreciated using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated life of the improvement. Estimated lives are three to eight years for equipment and five to thirty-nine years for buildings and leasehold improvements.

Securities Sold Under Agreements to Repurchase

The Company enters into sales of securities under agreements to repurchase (repurchase agreements). These fixed-coupon repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the statement of financial condition. The securities underlying the agreements remain in the consolidated asset accounts.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in accordance with generally accepted accounting principles. Actual results may differ from these estimates.

Derivative Financial Instruments

The Company uses derivative financial instruments in order to manage its financial asset and liability portfolio interest rate risk. It is the Company's intent that such transactions qualify for hedge accounting treatment.

Changes in the fair value of derivative financial instruments qualifying for hedge accounting treatment are not recognized in the results of operations and the statement of financial condition. As such, amounts paid or received under interest rate swap agreements are recognized in the periods in which they accrue as an adjustment to the interest income or expense associated with the specific assets or liabilities to which the swap agreements are assigned. In addition, gains or losses on hedges of specific mortgage loan rate commitments ("rate locks") and closed loans are

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued) deferred, included in the carrying value of loans receivable held-for-sale, and recognized as part of gain on sales of loans when the loans are funded by the permanent investor.

Derivative financial instruments which do not qualify for hedge accounting treatment are carried at fair value and included in other assets in the statement of financial condition, and realized and unrealized gains and losses on financial instruments are recognized in results of operations each period.

Reclassifications

Certain 1996 and 1995 amounts have been reclassified to conform with the 1997 presentation.


NOTE 2 - EARNINGS PER SHARE
Basic and diluted earnings per share have been computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" and all prior periods have been restated to reflect this new standard. Net income is the numerator for both basic and diluted calculations. A reconciliation of the weighted average number of common shares used in the determination of earnings per share follows (in thousands):

                                                   December 31,
                                           ----------------------------
                                             1997      1996      1995
                                           ----------------------------
Weighted average basic common shares        4,973     4,962     4,936
Dilutive stock options                         93        17        19
                                           ----------------------------
Weighted average diluted common shares      5,066     4,979     4,955
                                            ===========================

NOTE 3 - INVESTMENT SECURITIES
Investment securities are summarized as follows (in thousands):


                                                                  December 31, 1997
                                                 -------------------------------------------------------
                                                 Amortized     Unrealized     Unrealized     Estimated
                                                   Cost          Gains         Losses       Fair Value
                                                 -------------------------------------------------------
Held-to-maturity, carried at amortized cost
 U.S. Treasuries                                 $ 3,988         $ --           $  1         $ 3,987
 Federal Agencies                                  7,018            8            227           6,799
                                                 -------------------------------------------------------
                                                 $11,006         $  8           $228         $10,786

Available-for-sale, carried at fair value
 U.S. Treasuries                                 $   999         $  4           $ --         $ 1,003
 Federal Home Loan Bank stock                      7,404           --             --           7,404
                                                 -------------------------------------------------------
                                                 $ 8,403         $  4           $ --         $ 8,407
                                                 =======================================================

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES (continued)


                                                                  December 31, 1996
                                               -------------------------------------------------------
                                                Amortized     Unrealized     Unrealized     Estimated
                                                   Cost          Gains         Losses       Fair Value
                                               -------------------------------------------------------
Held-to-maturity, carried at amortized cost
 U. S. Treasuries                                $ 5,953          $--           $ 25         $ 5,928
 Federal Agencies                                  8,990           42            273           8,759
                                               -------------------------------------------------------
                                                 $14,943          $42           $298         $14,687
                                               =======================================================
Available-for-sale, carried at fair value
 U. S. Treasuries                                $   998          $ 3           $ --         $ 1,001
 Federal Agencies                                  2,000           10             --           2,010
 Federal Home Loan Bank stock                      9,842           --             --           9,842
                                               -------------------------------------------------------
                                                 $12,840          $13           $ --         $12,853
                                               =======================================================

The amortized cost and estimated fair value of investment securities at December 31, 1997 by contractual maturity are as follows (in thousands):

                                            Amortized     Estimated
                                               Cost       Fair Value
                                            ------------------------
Held-to-maturity
 Due in one year or less                     $ 7,018       $ 6,795
 Due after one year but within 5 years         3,988         3,991
                                            ------------------------
                                             $11,006       $10,786
                                            ========================
Available-for-sale
 Due after one year but within 5 years       $   999       $ 1,003
 No contractual maturity                       7,404         7,404
                                            ------------------------
                                             $ 8,403       $ 8,407
                                            ========================

In 1997, proceeds from the sale of investment securities classified as available-for-sale were approximately $2,015,000 and gross realized gains were $15,000. There were no sales of investment securities classified as available-for-sale during 1996 and 1995.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
NOTE 4 - MORTGAGE-BACKED AND RELATED SECURITIES
Mortgage-backed and related securities are summarized as follows (in thousands):


                                                                  December 31, 1997
                                               -------------------------------------------------------
                                                Amortized     Unrealized     Unrealized     Estimated
                                                   Cost          Gains         Losses       Fair Value
                                               -------------------------------------------------------
Held-to-maturity, carried at amortized cost
 Collateralized mortgage obligations
  Private - fixed rate                           $24,369         $  8           $597         $23,780
                                                 =====================================================
Available-for-sale, carried at fair value
 FHLMC fixed rate                                $ 5,246         $110           $ --         $ 5,356
 FNMA variable rate                                3,103           57             --           3,160
 FHLMC variable rate                              13,121          139             28          13,232
Collateralized mortgage obligations
 Agency
  Fixed rate                                      33,225           55             62          33,218
  Variable rate                                   15,519            1            162          15,358
 Private
  Fixed rate                                      15,252           50             90          15,212
  Variable rate                                    1,104            8             11           1,101
                                                 -----------------------------------------------------
                                                 $86,570         $420           $353         $86,637
                                                 =====================================================



                                                                  December 31, 1996
                                               -------------------------------------------------------
                                                Amortized     Unrealized     Unrealized     Estimated
                                                   Cost          Gains         Losses       Fair Value
                                               -------------------------------------------------------
Held-to-maturity, carried at amortized cost
 Collateralized mortgage obligations
  Private - fixed rate                           $29,764         $ 36           $951         $28,849
                                                 =====================================================
Available-for-sale, carried at fair value
 FHLMC fixed rate                                $ 6,858         $163           $ --         $ 7,021
 FNMA variable rate                                4,489           64             --           4,553
 FHLMC variable rate                              16,770          264             --          17,034
Collateralized mortgage obligations
 Agency
  Fixed rate                                         704           --              3             701
  Variable rate                                   21,784            2            325          21,461
 Private
  Fixed rate                                      23,718           26            242          23,502
  Variable rate                                    2,534            4             25           2,513
                                                 ----------------------------------------------------
                                                 $76,857         $523           $595         $76,785
                                                 =====================================================

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

NOTE 4 - MORTGAGE-BACKED AND RELATED SECURITIES (continued)
Proceeds   from   the   sale   of   mortgage-backed   and   related   securities
available-for-sale, gross realized gains and gross realized losses are as follows (in thousands):

                            Year ended December 31,
                          ----------------------------
                           1997     1996       1995
                          ----------------------------
Sale proceeds              --       --       $52,407
                           =========================
Gross realized gains       --       --       $   235
                           =========================
Gross realized losses      --       --       $   132
                           =========================

NOTE 5 - LOANS RECEIVABLE
Loans receivable held-for-investment consist of the following (in thousands):

                                                    December 31,
                                              -------------------------
                                                  1997          1996
                                              -------------------------
First mortgage loans
 1-4 family residential                        $278,766      $295,322
 Multi-family residential                         3,735        13,673
 Commercial real estate                          68,380        65,893
 Land                                            14,891        16,504
 Commercial                                      24,183        10,710
 Construction
  1-4 family residential                         38,320        15,661
  Multi-family residential                        3,697         3,042
  Commercial                                      6,767         8,276
Other loans
 Second mortgage participations purchased           979         5,360
 Property improvement and consumer               20,438        16,538
                                              -------------------------
                                                460,156       450,979
Less
 Net deferred premiums (discounts)                   23           (64)
 Net deferred loan fees                          (1,405)       (1,470)
 Allowance for loan losses                       (4,297)       (4,390)
                                              -------------------------
                                               $454,477      $445,055
                                              =========================

Included in loans receivable at December 31, 1997 and 1996 are $6,516,000 and $7,294,000, respectively, of loans granted to facilitate the sale of foreclosed real estate.

Real estate securing first mortgage loans originated by the Company is located primarily within the Commonwealth of Virginia.

Loans serviced for others amounted to $219,844,000, $250,959,000 and $281,890,000 at December 31, 1997, 1996 and 1995, respectively. At December 31, 1997, loans serviced for others consisted of the following: FHLMC $156,104,000, FNMA $62,471,000, other $1,269,000. The carrying value of this servicing was $288,000 at December 31, 1997, representing the remaining unamortized cost to acquire such servicing from others.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

NOTE 5 - LOANS RECEIVABLE (continued)
Nonperforming loans totaled $6,247,000, $4,126,000 and $3,795,000 at December 31, 1997, 1996 and 1995, respectively. Foregone interest on these loans is as follows (in thousands):

                                   Year ended December 31,
                                  -------------------------
                                   1997     1996      1995
                                  -------------------------
Interest at contractual rates      $538     $350     $330
Interest income recognized          396      223      198
                                  -------------------------
Interest income foregone           $142     $127     $132
                                  =========================

Changes in the allowance for loan losses follows (in thousands):

                                         1997        1996        1995
                                       ------------------------------
Balance, January 1                     $4,390      $3,968      $4,328
Provision for loan losses                 225         150         175
Less net charge-offs (recoveries)         318        (272)       (535)
                                       -------------------------------
Balance, December 31                   $4,297      $4,390      $3,968
                                       ===============================

Nonperforming loans at December 31, 1997 and 1996 included $1,783,000 and $113,000, respectively, of loans which were considered to be impaired in accordance with FAS 114. Each impaired loan had an allowance for loan losses determined on a specific identification basis. The allowance for possible loan losses as of December 31, 1997 and 1996 included $305,000 and $70,000, respectively, related to loans considered to be impaired. During the years ended December 31, 1997, 1996 and 1995, the Company had an average recorded investment in impaired loans of $463,000, $132,000 and $607,000, respectively. Interest income on impaired loans is recognized on a cash basis and was $27,000 during 1995. No interest income was recorded on impaired loans during 1997 and 1996.

Loans receivable held-for-sale consist entirely of newly originated first mortgage loans secured by single-family residences located primarily within the Commonwealth of Virginia.

The Company makes loans to executive officers, directors, and their affiliates. At December 31, 1997 and 1996, such loans amounted to $5,003,000 and $1,016,000, respectively. During 1997, $4,115,000 of such loans were made and $128,000 principal payments were received by the Company.


NOTE 6 - FORECLOSED REAL ESTATE
Foreclosed real estate consists of the following (in thousands):


                                                            December 31,
                                                        ---------------------
                                                           1997        1996
                                                        ---------------------
Properties acquired through foreclosure                  $2,717      $2,282
Less allowance for losses on foreclosed real estate        (335)       (235)
                                                        ---------------------
                                                         $2,382      $2,047
                                                        =====================

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

NOTE 6 - FORECLOSED REAL ESTATE (continued)
Changes in the allowance for losses on foreclosed real estate follows (in thousands):


                                                       Year ended December 31,
                                                   --------------------------------
                                                    1997        1996         1995
                                                   --------------------------------
Balance, January 1                                  $235     $  1,599      $1,571
Provision for losses on foreclosed real estate       100          484         200
Charges to the allowance                              --       (1,848)       (172)
                                                   --------------------------------
Balance, December 31                                $335     $    235      $1,599
                                                   ================================

NOTE 7 - ACCRUED INCOME RECEIVABLE
Accrued income receivable consists of the following (in thousands):


                                                           December 31,
                                                       ---------------------
                                                          1997        1996
                                                       ---------------------
Interest on loans                                       $3,647      $3,435
Interest on mortgage-backed and related securities         784         749
Other interest and dividends                               319         422
                                                       ---------------------
                                                         4,750       4,606
Less allowance for uncollectible interest                 (336)       (317)
                                                       ---------------------
                                                        $4,414      $4,289
                                                       =====================

NOTE 8 - PROPERTY AND EQUIPMENT
Property and equipment consists of the following (in thousands):


                                                         December 31,
                                                   -------------------------
                                                       1997          1996
                                                   -------------------------
Land and improvements                               $  1,346      $  1,346
Buildings                                              2,183         1,723
Leasehold improvements                                 1,924         1,797
Furniture and equipment                                7,181         5,939
                                                   -------------------------
                                                      12,634        10,805
Less accumulated depreciation and amortization        (5,746)       (5,163)
                                                   -------------------------
                                                    $  6,888      $  5,642
                                                   =========================

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
NOTE 9 - DEPOSITS
Deposits consist of the following (in thousands):

                                      Weighted
                                       Average
                                       Rate at
                                    December 31,            December 31,
                                   ---------------------------------------------
                                        1997             1997            1996
                                   ---------------------------------------------
Demand accounts                            --         $  20,427       $  15,637
NOW accounts                             1.84%           17,216          15,806
Money market deposit accounts            4.27%           67,377          38,399
Savings deposits                         3.94%           40,755          44,423
Time deposits
 Brokered                                6.11%           52,908          86,273
 Retail                                  5.56%          208,760         222,851
                                                      --------------------------
                                                      $ 407,443       $ 423,389
                                                      ==========================
Weighted average interest rate                             4.88%           5.00%
                                                      ==========================

The aggregate amount of time deposit accounts with balances of $100,000 or more approximated $29,889,000 and $19,327,000 at December 31, 1997 and 1996,
respectively.

At  December  31,  1997,   approximately   $16,290,000  in  mortgage-backed  and
investment securities were pledged as collateral on certain deposits which exceed FDIC insurance limits.

A summary of time deposits by maturity follows (in thousands):

                        December 31,
                  -------------------------
                      1997          1996
                  -------------------------
Within 1 year      $195,731      $203,865
1-2 years            36,453        70,515
2-3 years            11,718        20,791
3-4 years             6,707         6,591
4-5 years            10,835         6,710
Over 5 years            224           652
                  -------------------------
                   $261,668      $309,124
                  =========================

Interest on deposits follows (in thousands):


                                           Year ended December 31,
                                    -------------------------------------
                                       1997         1996          1995
                                    -------------------------------------
OW accounts                         $   333      $   328       $   348
Money Market Deposit accounts          1,626        1,392         1,310
Savings deposits                       1,903        1,713         1,747
Time deposits
 Brokered                              4,082        7,889        10,837
 Retail                               11,844       12,623        13,309
Less early withdrawal penalties          (60)         (48)          (51)
                                    -------------------------------------
                                     $19,728      $23,897       $27,500
                                    =====================================

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
NOTE 10 - ADVANCES FROM THE FEDERAL HOME LOAN BANK
Advances from the Federal Home Loan Bank are as follows (in thousands):


                                                    Weighted Average Rate
                              December 31,             at December 31,
                        --------------------------------------------------
                            1997         1996         1997         1996
                        --------------------------------------------------
1997                     $     --      $ 37,000          --         5.84%
1998                       97,000        65,000        5.80%        5.86
1999                       30,000        25,000        6.33         6.33
2000                       10,000            --        6.35           --
2001 and thereafter         6,084         6,110        6.04         6.03
                         ----------------------
                         $143,084      $133,110
                         ======================

The Bank's investment in Federal Home Loan Bank stock of $7,404,200, mortgage-backed and related securities of $21,177,000 and first mortgage loans of approximately $249,299,000 are pledged as collateral for advances at December 31, 1997. The total additional amount of advances available from the Federal Home Loan Bank was estimated to be $42,000,000 at December 31, 1997.


NOTE 11 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
A summary of certain information regarding investment securities sold under agreements to repurchase follows (in thousands):


                                                                     1997               1996            1995
                                                               ----------------------------------------------
Balance at December 31                                            $  17,033          $  5,015        $     --
Maximum month-end balance during the year                            17,704             5,110          20,358
Monthly average balance during the year                              13,257             3,000          10,545
Investment securities underlying the agreements at year end
 Carrying value                                                      19,387            12,499              --
 Estimated market value                                              19,153            12,512              --
Monthly average interest rate during the year                          5.58%             5.59%           6.06%
Weighted average interest rate at year end                             5.63%             5.71%             --
Weighted average maturity at year end                               40 days           21 days              --

The  investment   securities  underlying  the  agreements  to  repurchase  these identical securities were delivered to, and held by, the broker dealers or regional bank who arranged the transactions.


NOTE 12 - INCOME TAXES
The provision for income taxes consists of the following (in thousands):

                 Year ended December 31,
             -------------------------------
                1997        1996       1995
             -------------------------------
Current       $2,614      $  449      $612
Deferred         (60)       (127)       29
             -------------------------------
              $2,554      $  322      $641
             ===============================

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

NOTE 12 - INCOME TAXES (continued)
A reconciliation of the income tax provision at the statutory federal income tax rate of 34% to the amount reported in the consolidated statement of operations follows (in thousands):


                                                                Year ended December 31,
                                                           ---------------------------------
                                                              1997       1996        1995
                                                           ---------------------------------
Expected income tax expense at federal income tax rate      $2,263      $ 303        $614
Increase (decrease) in taxes resulting from
 Nondeductible expenses                                         11         28          13
 State income tax                                              371         11          20
 Other, net                                                    (91)       (20)         (6)
                                                           ---------------------------------
                                                            $2,554      $ 322        $641
                                                           =================================

Prior to 1996, the Internal Revenue Code provided that a qualified savings institution could compute its bad debt reserve, and the related deduction for income tax reporting purposes, based upon either the percentage of taxable income method or the ratio of actual charge-offs to loans outstanding, subject to a base year amount determined at December 31, 1987. The Company computed its bad debt deduction for income tax reporting purposes using the percentage of taxable income method for 1995. Due to law changes effective for 1996, the Company computed its bad debt deduction using the direct charge-off method for 1996 and 1997.

The Company's retained earnings at December 31, 1997 includes $8,279,000 of tax bad debt reserves for which deferred tax has not been provided. Pursuant to provisions in the Small Business Job Protection Act of 1996, the reserves would be subject to tax only if the Company fails to qualify as a "bank" or in the case of certain excess distributions to shareholders.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                           December 31,
                                                       ---------------------
                                                          1997        1996
                                                       ---------------------
Deferred tax assets
 Book bad debt reserves                                 $1,633      $1,668
 Mark-to-market adjustment on securities available-
  for-sale                                                  --          20
 Deferred loan fees                                         --         176
 Non-accrual interest                                      127          --
 AMT credit carryfoward                                    316          --
 Other                                                     365         221
                                                       ---------------------
                                                         2,441       2,085
                                                       ---------------------
Deferred tax liabilities
 Federal Home Loan Bank stock dividends                    721       1,182
 Mark-to-market adjustment on securities available-
  for-sale                                                  24          --
 Deferred loan fees                                        329          --
 Other                                                     123          89
                                                       ---------------------
                                                         1,197       1,271
                                                       ---------------------
Net deferred tax asset, included in other assets        $1,244      $  814
                                                       =====================

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

NOTE 12 - INCOME TAXES (continued)
There was no valuation allowance for gross deferred tax assets as of December 31, 1997 or 1996 since management believes that it is more likely than not that the entire amount of the gross deferred tax assets will be realized based on projected future taxable income, reversals of taxable temporary differences and taxable income in the available carryback periods.


NOTE 13 - EMPLOYEE BENEFIT PLANS

Employee Savings Plan
The Company maintains an employee savings plan (the "Savings Plan") covering all employees who have completed one year of service and attained age 21. The Savings Plan provides for an employee salary reduction feature pursuant to
Section 401(k) of the Internal Revenue Code. The Company matches 50% of an employee's contributions. The Company's contribution is limited to 3% of an employee's total compensation. These matching contributions vest to the participants over a four-year period. The Company's matching contributions for 1997, 1996 and 1995 were $114,000, $43,500 and $120,000, respectively.

Employee Stock Ownership Plan

The Company maintains an employee stock ownership plan (ESOP) covering all employees who have attained the age of 21. Contributions to the ESOP are at the Board of Directors' discretion and are allocated to participants based upon the participant's percentage of total covered compensation. These contributions vest to the recipients over a four-year period or less depending on their years of service. The Company's contribution to the ESOP was $60,000 for the year ended December 31, 1996. There were no contributions to the ESOP for the years ended December 31, 1997 and 1995. ESOP shares receive normal dividends and are included in total shares outstanding for earnings per share purposes.

Employee Stock Purchase Plan

The Company also maintains an employee stock purchase plan (ESPP). All employees of the Company are eligible to participate in the ESPP which allows participants to purchase common stock at 95% of the current market price. The Company contributes the remaining 5%. The Company's contribution to the ESPP was $3,700, $4,200 and $7,200 for the years ended December 31, 1997, 1996 and 1995, respectively.


NOTE 14 - STOCK OPTION PLANS
The Company has stock option plans (the Plans) that provide for the granting of both qualified and nonqualified options to employees and directors. Under the Plans, the option price cannot be less than the fair market value of the stock on the date granted. An option's maximum term is ten years from the date of grant. Options granted under the Plans may be subject to a graded vesting schedule. An aggregate of 524,432 shares of the Company's common stock is reserved for issuance upon exercise of the options granted under the Plans.

The Company applies Accounting Principles Board (APB) Opinion 25 and related interpretations in accounting for the Plans. Accordingly, no compensation cost has been recognized for its fixed stock options. Had compensation cost for options granted under the Plans been determined based on the fair value at the grant dates consistent with the alternative method of FASB Statement No. 123 (FAS 123), the Company's net income and earnings per common share would have been reduced to the pro forma amounts indicated below. These results may not be representative of the effects on reported net income for future years.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements

NOTE 14 - STOCK OPTION PLANS (continued)


                                                          1997      1996       1995
In thousands except per share data                     ----------------------------
Net income                             As reported      $4,103      $569     $1,166
                                       Pro forma         3,315       454        985
Earnings per common share, basic       As reported         .82       .11        .24
                                       Pro forma           .67       .09        .20
Earnings per common share, diluted     As reported         .81       .11        .24
                                       Pro forma           .65       .09        .20

For purposes of computing the pro forma amounts indicated above, the fair value of each option on the grant date is estimated using the Black-Scholes option pricing model with the following assumptions used for grants in 1997: dividend yield of 1.2%; expected volatility of 45%; a risk-free interest rate of 5.7%to 6.8%; and an expected option life of 8 years. The assumptions used for grants in 1996 and 1995 were: dividend yield of 1.5%; expected volatility of 49%; a risk-free interest rate of 5.5%to 6.9%; and an expected option life of 8 years.

The weighted-average fair value of each option granted by the Company during 1997, 1996 and 1995 was $6.89, $3.37 and $4.38, respectively. A summary of the status of the Plans as of December 31 and changes during the years ended on those dates is presented below:

                                              1997                        1996                        1995
                                    ---------------------------------------------------------------------------------
                                                   Weighted-                   Weighted-                    Weighted-
                                                    Average                     Average                      Average
                                                    Exercise                    Exercise                    Exercise
                                       Shares        Price         Shares        Price         Shares         Price
                                    ---------------------------------------------------------------------------------
Outstanding, Jan 1                    287,500       $ 7.29        257,450       $  7.31        182,962      $  6.41
Granted                               146,500        14.59         43,500          7.46         92,000         8.89
Exercised                                (750)        7.00         (1,950)         5.56        (16,512)        6.14
Forfeited                                  --           --        (11,500)         8.66         (1,000)        7.38
                                      -------                     -------                      -------
Outstanding, Dec 31                   433,250         9.76        287,500          7.29        257,450         7.31
                                      =======                     =======                      =======
Options exercisable at year end       424,083       $ 9.81        252,162       $  7.21        216,449      $  7.31
                                      =======                     =======                      =======

The following table summarizes information about fixed price stock options outstanding as of December 31, 1997:

                                       Weighted
                                       Average       Weighted                     Weighted
                        Total         Remaining       Average                     Average
                       Options       Contractual     Exercise       Options       Exercise
Range of             Outstanding         Life          Price      Exercisable      Price
Exercise Prices     ----------------------------------------------------------------------
$4.25 to 6.88           90,000      5.4 years       $  5.54          88,333       $  5.52
 7.00 to 7.81           94,750      6.8                 7.28         88,917          7.29
 8.13 to 9.38          102,000      7.7                 8.86        100,333          8.87
10.00 to 13.13          50,500      9.4                11.34         50,500         11.34
16.25 to 18.38          96,000      9.9                16.29         96,000         16.29
                       -------                                      -------
$4.25 to 18.38         433,250      7.7                 9.76        424,083          9.81
                       =======                                      =======

During 1993, the Company reserved 80,000 shares for non-employee directors' stock options, to be granted in five equal annual installments with an exercise price equal to the market value at the date of the grant. Under this plan, options for 16,000 shares were granted during each year ended December 31, 1997, 1996 and 1995 and are included in the above tables.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
NOTE 15 - REGULATORY REQUIREMENTS AND RESTRICTIONS
The Bank is subject to regulatory capital requirements administered by the Office of Thrift Supervision (the OTS). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the OTS that, if undertaken, could have a direct material adverse effect on the Company's financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the OTS about components, risk weightings and other factors.

Quantitative measures established by the OTS to ensure capital adequacy provide for three capital standards: a tangible capital requirement, a core capital requirement and a risk-based capital requirement. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1997, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes has changed the institution's category.

The Bank's actual and regulatory capital amounts and ratios are set forth below (in thousands).


                                                           Minimum                To Be Well
                                                      Requirements For        Capitalized Under
                                                      Capital Adequacy        Prompt Corrective
                                   Actual                 Purposes            Action Provisions
                           -----------------------------------------------------------------------
                           Amount       Ratio       Amount      Ratio       Amount       Ratio
                           -----------------------------------------------------------------------
As of December 31, 1997
Tangible                    $43,298         7.0%     $ 9,331        1.5%     $21,771         3.5%
Core                         43,298         7.0%      18,661        3.0%      31,102         5.0%
Risk-Based                   47,074        12.6%      29,826        8.0%      37,283        10.0%
As of December 31, 1996
Tangible                    $40,456         6.6%     $ 9,212        1.5%     $21,494         3.5%
Core                         40,456         6.6%      18,424        3.0%      30,706         5.0%
Risk-Based                   44,487        12.5%      28,503        8.0%      35,628        10.0%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
NOTE 16 - ADDITIONAL INFORMATION ABOUT FINANCIAL INSTRUMENTS
The following table presents the carrying values and estimated fair values of the Company's recorded financial instruments, as well as information about certain specific off-balance sheet financial instruments (in thousands):


                                                     December 31, 1997                December 31, 1996
                                             ------------------------------------------------------------------
                                                                    Estimated                         Estimated
                                              Notional   Carrying      Fair     Notional   Carrying     Fair
                                               Amount      Value      Value      Amount      Value      Value
                                             ------------------------------------------------------------------
Recorded financial instruments
Financial assets:
 Cash and cash equivalents                    $    --    $  7,430   $  7,430    $    --    $  7,335   $  7,335
 Investment securities                             --      19,413     19,193         --      27,796     27,540
 Mortgage-backed and related securities            --     111,006    110,417         --     106,549    105,634
 Loans held-for-sale                               --       8,356      8,363         --       4,785      4,790
 Loans held-for-investment, net                    --     454,477    465,734         --     445,055    468,545
Financial liabilities:
 Deposits with no stated maturity                  --     145,775    145,775         --     114,265    114,265
 Time deposits                                     --     261,668    261,678         --     309,124    312,185
 Securities sold under agreements to
  repurchase                                       --      17,033     17,033         --       5,015      5,015
 Advances from the Federal Home Loan
  Bank                                             --     143,084    143,344         --     133,110    133,554
Off-balance sheet financial instruments
 Interest rate swap agreements - hedging       25,000          --       (161)    25,000          --       (310)
 Loan commitments with mandatory rates
  and terms                                    34,121          --        113     17,769          --         19
Forward sales of mortgage-backed
 securities - mandatory delivery                2,000          --         11         --          --         --
Forward sales of loans - optional delivery     19,716          --        182      8,510          --         67
Letters of credit                               5,963          --         --      3,783          --         --

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

NOTE 16 - ADDITIONAL INFORMATION ABOUT FINANCIAL INSTRUMENTS (continued)
The estimated fair values of financial instruments have been determined using available market information and appropriate valuation methodologies. Much of the information used to determine fair value is highly subjective and judgmental in nature and therefore the results may not be precise. In addition, estimates of cash flows, risk characteristics, credit quality and interest rates are all subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various instruments could be significantly different.

Recorded Financial Instruments

The carrying amount reported for cash and cash equivalents approximates those assets' fair values. Fair value for investments and mortgage-backed securities is based on quoted market prices or dealer quotes.

The fair value for loans held-for-sale is based upon either actual commitments to sell individual loans or, if uncommitted, the market prices for similar loans.

Residential mortgages, and consumer installment loans which have similar characteristics, have been valued on a pooled basis using market prices for securities backed by loan transactions with similar rates and terms. All other loans, which are principally commercial real estate and land loans, have been individually valued by discounting the estimated future contractual loan cash flows to their present value using an assigned discount rate which may or may not be the contractual rate in effect with the obligor. This discount rate used is the rate at which loans with similar credit risk and remaining maturities would be entered into at the balance sheet date. The fair value of loans receivable does not include the value of the customer relationship or the right to fees generated by the customer's accounts.

The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits with similar remaining maturities. As with loan receivables, the fair value of deposit liabilities also does not include the value of the customer relationships or the right to fees generated by the accounts.

For securities sold under agreements to repurchase, the carrying amount is a reasonable estimate of fair value. The fair value of advances from the Federal Home Loan Bank is based on rates currently offered for advances with similar remaining maturities.

Off-Balance Sheet Financial Instruments

Interest rate swaps have been used by the Company to extend the duration of its liabilities. At the inception of the contract, the Company agreed to pay a fixed rate to the counterparty and receive a floating rate. The floating rate received by the Company approximates the actual borrowing costs on specifically identified short term borrowings including repurchase agreements and variable rate Federal Home Loan Bank advances. The Company has entered into an aggregate of $25 million notional swap agreements under which it pays fixed rates ranging from 6.52% to 6.60% and receives 3 month LIBOR. These agreements expire in 1998. The fair value of swap agreements is the estimated amount to settle the positions as provided by dealer quotes. The fair value of letters of credit, commitments to originate, purchase or sell loans is determined based upon differences between current and contractual interest rates.

Credit Risks

The Company has credit risk to the extent that the counterparties to the derivative financial instruments do not perform their obligation under the agreements. Counterparties to the Company's agreements are primary broker/dealers and it is not expected that they will fail to meet their obligations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
NOTE 17 - COMMITMENTS AND CONTINGENCIES
In addition to undisbursed loan funds of $34,503,000 at December 31, 1997, the Company has issued commitments to originate loans amounting to $40,314,000. These commitments are agreements to lend funds to a customer as long as there has been no violation of any condition established in the agreement. Each customer's creditworthiness is evaluated on a case by case basis. All outstanding loan commitments are expected to be disbursed within 90 days.

In connection with its loans held-for-sale and its loan commitments, the Company has also entered into commitments to sell loans of approximately $19,716,000 at December 31, 1997. The risks associated with loan sale commitments are that the buyer will be unable to perform. Each buyer is evaluated as to its ability to perform in accordance with Company guidelines.

Also, at December 31, 1997, the Company had issued $5,963,000 in standby letters of credit. Standby letters of credit generally provide for collateral of real estate or other personal property. All standby letters of credit expire within three years.

Loans are primarily sold to third-party investors, some of whom require the repurchase of loans in the event of default or faulty documentation. Recourse periods for the third-party investor loans vary from 90 days to one year and conditions for repurchase vary with the investor. Mortgages subject to recourse are collateralized by one-to-four family residences, have loan-to-value ratios of 80% or less, or have private mortgage insurance, or are insured or guaranteed in whole or in part by an agency of the United States government. Management does not expect any material losses to occur on loans repurchased, if any, pursuant to recourse provisions. Loans that are sold to Federal National
Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association are on a nonrecourse basis, whereby foreclosure losses are generally not the responsibility of the Company.

The Company is a defendant in certain litigation arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position of the Company.

Total rent expense under operating leases amounted to $1,220,000, $1,235,000 and $1,542,000 in 1997, 1996 and 1995, respectively.

Minimum rentals under noncancelable leases with initial terms of more than one year are as follows (in thousands):

 Year ending December 31,      Amount
-------------------------------------
  1998                        $1,380
  1999                         1,350
  2000                         1,220
  2001                           235
  2002                           125
  After 2002                     393

Included in the above table is the minimum rental commitment associated with a mortgage lending office sold during 1995 for which the Company remains contingently liable.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
NOTE 18 - PARENT COMPANY FINANCIAL INFORMATION
Condensed financial statements of Virginia Beach Federal Financial Corporation (the Parent Company) are shown below (in thousands). The Parent Company has no significant operating activities.


CONDENSED STATEMENT OF FINANCIAL CONDITION

                                                        December 31,
                                                   -----------------------
                                                      1997         1996
                                                  -----------------------
Assets
Cash in bank                                        $   769      $   504
Investment in subsidiary                             43,379       40,452
Other assets                                             16           16
                                                  -----------------------
  Total assets                                      $44,164      $40,972
                                                  =======================
Liabilities and Stockholders' Equity
Liabilities                                         $    15      $   145
                                                  -----------------------
Stockholders' Equity
 Common stock                                            50           50
 Capital in excess of par value                       9,465        9,336
 Unrealized gain (loss) on available-for-sale
   securities, net of tax                                46          (39)
 Retained earnings                                   34,588       31,480
                                                  -----------------------
  Total stockholders' equity                         44,149       40,827
                                                  -----------------------
  Total liabilities and stockholders' equity        $44,164      $40,972
                                                  =======================

CONDENSED STATEMENT OF OPERATIONS

                                         Year ended December 31,
                                     --------------------------------
                                        1997       1996        1995
                                     --------------------------------
Equity in earnings of subsidiary      $4,122      $ 587      $1,189
Interest income                           15         18          26
Other expense                             47         48          60
                                     --------------------------------
Income before income taxes             4,090        557       1,155
Income tax benefit                       (13)       (12)        (11)
                                     --------------------------------
Net income                            $4,103      $ 569      $1,166
                                     ================================

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

NOTE 18 - PARENT COMPANY FINANCIAL INFORMATION (continued)
CONDENSED STATEMENT OF CASH FLOWS


                                                                    Year ended December 31,
                                                             --------------------------------------
                                                                 1997         1996          1995
                                                             --------------------------------------
Cash flows from operating activities
 Net income                                                   $  4,103       $ 569       $  1,166
 Adjustments to reconcile net income to net cash provided
  (used) by operating activities
  (Increase) decrease in other assets                               --          (8)            18
  Increase (decrease) in liabilities                              (130)         29             28
  Equity in net income of subsidiary                            (4,122)       (587)        (1,189)
                                                             --------------------------------------
   Net cash provided (used) by operating activities               (149)          3             23
                                                             --------------------------------------
Cash flows from investing activities
 Dividends from subsidiary                                       1,280         550            400
                                                             --------------------------------------
   Net cash provided by investing activities                     1,280         550            400
                                                             --------------------------------------
Cash flows from financing activities
 Issuance of common stock                                          129          99            269
 Cash dividends paid                                              (995)       (795)          (789)
                                                             --------------------------------------
   Net cash used for financing activities                         (866)       (696)          (520)
                                                             --------------------------------------
Net increase (decrease) in cash                                    265        (143)           (97)
Cash at beginning of year                                          504         647            744
                                                             --------------------------------------
Cash at end of year                                           $    769       $ 504       $    647
                                                             ======================================

Under Virginia law, the Company may not pay a cash dividend to its stockholders if, after giving effect to the dividend, the Company would not be able to pay its debts as they become due or if the Company's total assets would be less than the sum of its total liabilities, plus the amount that would be needed to satisfy any preferential rights upon dissolution to stockholders whose preferential rights are superior to those of stockholders receiving the dividend. Because the Company has no separate operations apart from ownership of the Bank, the Company's ability to pay dividends is substantially dependent upon funds received by it from the Bank.

The OTS has adopted regulations that impose limitations on all capital distributions by savings institutions. The OTS may prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The Bank paid cash dividends of $1,280,000 and $550,000 to the Company during 1997 and 1996, respectively. There can be no assurance that the OTS will not object to any amount of future cash dividends declared by the Bank.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
NOTE 19 - QUARTERLY CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED



                                                                     1997 Quarter ended
                                                ------------------------------------------------------------
                                                  March 31      June 30      September 30       December 31
(in thousands, except per share data)           ------------------------------------------------------------
Interest income                                 $11,943       $12,223     $12,300             $12,133
Provision for loan losses                            75           100          50                  --
Net interest income after provision for loan
 losses                                           4,575         4,704       4,721               4,737
Other income                                        787           890       1,088               1,136
Other expenses                                    3,919         3,962       4,036               4,064
Income before income taxes                        1,443         1,632       1,773               1,809
Net income                                          895           987       1,099               1,122
Earnings per share, basic (1)                       .18           .20         .22                 .23
Earnings per share, diluted (1)                     .18           .20         .22                 .22
Dividends paid per share                            .05           .05         .05                 .05




                                                                      1996 Quarter ended
                                                ---------------------------------------------------------------
                                                March 31      June 30      September 30       December 31
                                                ------------------------------------------------------------
Interest income                                 $12,558       $11,979      $11,862            $11,946
Provision for loan losses                            --           100          50                  --
Net interest income after provision for loan
 losses                                           3,920         4,109       4,148               4,389
Other income                                        951           829         759                 715
Other expenses                                    3,971         3,930       7,105               3,923
Income (loss) before income taxes                   900         1,008      (2,198)              1,181
Net income (loss)                                   547           625      (1,363)                760
Earnings (loss) per share, basic (1)                .11           .13        (.27)                .15
Earnings (loss) per share, diluted (1)              .11           .13        (.27)                .15
Dividends paid per share                            .04           .04          .04                .04

(1) Quarterly amounts are independently calculated and may not total to the annual amounts.

VIRGINIA BEACH FEDERAL FINANCIAL CORPORATION

     corporate
           information


          Securities and
          Regulatory Counsel
          Malizia, Spidi, Sloane & Fisch, P.C.
          Washington, DC

          Independent Auditors
          KPMG Peat Marwick LLP
          Richmond, VA

          Stock Transfer Agent
          American Stock Transfer & Trust Company
          New York, NY

          Form 10-K
          A copy of the Company's Annual Report on
          Form 10-K for the fiscal year ended
          December 31, 1997, including financial
          statement schedules, as filed with the         Common Stock
          Securities and Exchange Commission, will       The Company's common stock is traded on
          be furnished without charge to stockholders    the over-the-counter market and is listed
          as of the record date upon written request     National Market System under the symbol
          to:  Corporate Secretary, Virginia Beach       "VABF."  As of march 13, 1998, there were
          Federal Financial Corporation, 2101 Parks      approximately 557 shareholders o record.
          Avenue, Suite 400, P.O. Box 848, Virginia      Following are the high and low closing
          Beach, VA 23451.                               prices in 1997 and 1996 as reported by
                                                         Nasdaq and dividends paid by quarters.
          Annual Meeting                                 Over-the-counter market quotations reflect
          The Annual Meeting of the Virginia Beach       inter-dealer prices, without retail mark-up,
          Federal Financial Corporation will be held     mark-down or commission and may not necessarily
          on April 29, 1998 at 2:00 p.m. at the Clarion  represent actual transactions.
          Hotel, 4453 Bonney Road, Virginia Beach, VA.




                                                                                   1997                              1996
                                                                         high       low      dividend    high        low    dividend
                                                         ---------------------------------------------------------------------------
                                                         1st quarter   $11 5/16    $ 9 3/8     $0.05    $    9    $6 13/16    $0.04
                                                         2nd quarter     13 1/2      9 3/4      0.05     8 5/8       6 7/8     0.04
                                                         3rd quarter     16 3/4     13 1/4      0.05     3 3/4       6 7/8     0.04
                                                         4th quarter     18 3/4         15      0.05     9 5/8       8 5/8     0.04

                                                         See   Note  18  of  the Notes to Consolidated Financial Statements
                                                         regarding dividend restrictions.




                                                                   Dividend Reinvestment Plan
                                                                   The Company's shareholders may purchase common stock with the reinvestment dividends and have the opportunity to make optional cash investments up to $2,000 per calendar quarter for the purchase of shares of common stock. Participants pay no brokerage commissions on purchases and avoid safekeeping costs on shares held in the Plan.  For a prospectus, please contact Investor
                                                                   Relations at (757) 428-9331.

                                    branches

                               FIRST COASTAL BANK

                                    AND ATMs

    Executive and                            Additional ATM locations
    Administrative Offices                   Wal-Mart ATM                      McDonalds ATM
    2101 Parks Avenue                        1521 Sam's Circle                 908 General Booth Boulevard
    Virginia beach, Virginia 23451           Chesapeak                         Virginia Beach

                                             Wal-Mart ATM                      McDonald's ATM
     Executive and Administrative            4107 Portsmouth Blvd.             16th Street and Atlantic
     Offices Peninsula                       Chesapeake                        Virginia Beach
     601 Thimble Shoals Blvd.
     Newport News Firginia 23606             Wal-Mart ATM                      McDonald's ATM
                                             12401 Jefferson Aenue             21st Street and Pacific
     Chesapeake                              Newport News                      Virginia Beach
     Cedar Road Financial Center
     1000 Cedar Road                         Wal-Mart ATM                      McDonalds ATM
                                             1170 N. Military Highway          28th Street and Atlantic
     Greenbrier Financial                    Norfolk                           Virginia Beach
     and Mortgage Center
     1172 Greenbrier Parkway                 Wal-Mart ATM                      McDonald's ATM
                                             657 Phoenix Drive                 2057 General Booth Boulevard
     Greenbrier MarketCenter                 Virginia Beach                    Virginia Beach
     Inside Harris Teeter Supermarket
     1216 Greenbrier Parkway                 Selden Arcade ATM                 McDonalds ATM
                                             210 East Main Street              1507 Atlantic Avenue
                                             Norfolk                           Virginia Beach
     Newport News
     Denbigh Crossing Financial Center       Sam's Club ATM
     12705 Jefferson Avenue                  1501 Sam's Circle
                                             Chesapeake
     Oyster Point Financial
     and Mortgage Center                     Sam's Club ATM
     601 Thimble Shoals Blvd.                12407 Jefferson Avenue
                                             Newport News

     Virginia Beach                          Other Virginia ATM locations
     Aragona Financial Center                Sam's Club ATM                    Wal-Mart ATM
     4860 Virginia Beach Blvd.               901 Wal-Mart Way                  640 Highway 58 East
                                             Midlothian                        Norton

     Courthouse Financial Center             Sam's Club ATM                    Wal-Mart ATM
     2400 Princess Anne Road                 9400 West Broad Street            126 Sandy Court
                                             Richmond                          Danville

     Fairfield Financial Center              Wal-Mart ATM                      Wal-Mart ATM
     5224 Providence Road                    900 Wal-Mart Way                  1000 Memorial Drive
                                             Midlothian                        Pulaski

     Great Neck Financial Center             Wal-Mart ATM                      Wal-Mart ATM
     1324 N. Great Neck Road                 US Highway 23 Bypass              125 Washington Plaza
                                             Big Stone Gap                     Fredericksburg

     Little Neck Financial Center            Wal-Mart ATM                      Wal-Mart ATM
     Inside Harris Teeter Supermarket        1077 East Stuart Drive            1121 East Atlantic Street
     HQ Plaza, 3333 Virginia Beach Blvd.     Galax                             South Hill

     Lynnhaven Financial Center
     230 N. Lynnhaven Road

     Pavilion Financial
     and Mortgage Center
     2101 Parks Avenue

     Shore Drive Financial Center
     3037 Shore Drive

     Williamsburg
     Five Forks Financial Center              FIRST COASTAL BANK
     215 Ingram Road                          -------------------------------
                                              Solution Banking